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                                                                     EXHIBIT 5.1

                        WINSTEAD SECHREST & MINICK P.C.
                             5400 Renaissance Tower
                                1201 Elm Street
                            Dallas, Texas 75270-2199
                                214/745-5400 PH
                                214/745-5390 FAX


                                 August 16, 2001



Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, OK 73118

         Re:      Chesapeake Energy Corporation 2001 NonQualified Stock Option
                  Plan

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the Chesapeake Energy Corporation 2001 NonQualified Stock Option Plan (the "Plan"), which Registration Statement covers the offer and sale of shares of common stock, par value $.01 per share (the "Shares"), of Chesapeake Energy Corporation to be issued by Chesapeake Energy Corporation pursuant to the Plan. We have also examined your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

         Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable in accordance with the Oklahoma General Corporation Act.

         Consent is hereby given for the inclusion of this opinion as part of the referenced Registration Statement.

                                        Very truly yours,


                                        /s/ Winstead Sechrest & Minick P.C.
                                        Winstead Sechrest & Minick P.C.